EX 99.28(e)(1)(i)

JNL Investors Series Trust

Second Amended and Restated Distribution Agreement

This Second Amended and Restated Distribution Agreement (this “Agreement”) is entered into by and between JNL Investors Series Trust (the “Trust”) and Jackson National Life Distributors LLC (“JNLD” or the “Distributor”);

Whereas, the Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

Whereas, JNLD is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”);

Whereas, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate funds (“Funds”) with each such Fund representing interests in a separate portfolio of securities and other assets;

Whereas, pursuant to Rule 12b-1 under the 1940 Act, the Trust has adopted a Distribution Plan, as may be amended from time to time (the “Distribution Plan”), under which, subject to and in accordance with the terms thereof, the Trust may use assets of Class A Shares of the Funds to finance certain distribution and related service expenses that are primarily intended to result in the sale of such Class A Shares of the Funds;

Whereas, in furtherance of the purposes of the Distribution Plan, the Trust wishes to amend and restate its existing distribution agreement with JNLD with respect to the Funds listed (on Schedule A attached hereto), which may from time to time be amended;

Whereas, JNLD wishes to render the services hereunder to the Trust.

Now Therefore, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1.
Appointment and Acceptance. The Trust hereby appoints JNLD as distributor of the Shares of the Funds set forth on Schedule A on the terms and for the period set forth in this Agreement, and JNLD hereby accepts such appointment and agrees to render the services and undertake the duties set forth herein. Notwithstanding any other provision hereof, the Trust may terminate, suspend or withdraw the offering of Shares whenever, in its sole discretion, it deems such action to be desirable.

2.	General Provisions.

(a)
In performing its duties as distributor, JNLD shall act in conformity with the registration statement of the Trust on Form N-1A (the “Registration Statement”), as amended from time to time, and with any instructions received from the Board of Trustees of the Trust (the “Board of Trustees”), the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the 1940 Act, FINRA rules, and all other applicable federal and state laws and regulations.

(b)
JNLD has appointed a Chief Compliance Officer and has and will operate in compliance with the applicable requirements of FINRA Conduct Rule 3130, and shall cooperate fully with the Trust and its designated officers and Chief Compliance Officer in fulfilling the Trust’s obligations under Rule 38a-1 under the 1940 Act.  JNLD holds itself available to receive orders for the purchase or redemption of Shares and shall accept or reject orders to purchase or redeem such Shares on behalf of the Trust in accordance with the provisions of the Registration Statement, and shall transmit such orders as are so accepted to the Trust’s transfer agent promptly for processing.

(c)	JNLD shall not be obligated to sell any certain number of Shares. Except as provided in this Agreement, no commission or other fee shall be paid to JNLD in connection with the sale of Shares.

3.
JNLD Expenses. During the term of this Agreement, JNLD shall bear all its expenses incurred in complying with this Agreement including all expenses incurred in providing the Services (as defined below).

4.	Trust Expenses. Pursuant to an Administration Agreement, Jackson National Asset Management, LLC (the “Adviser”) shall bear all of the Trust expenses including, but not limited to:

(a)	preparation and setting in type, printing and distributing Fund reports and other communications, proxies, Fund prospectuses and statements of additional information to existing Fund shareholders; and

(b)	registration of the Trust’s Shares with the SEC.

5.	Sale of Shares By Distributor.

(a)
JNLD agrees that (i) all Shares sold by JNLD pursuant to this Agreement shall be sold at the net asset value as described in the Registration Statement and (ii) the Trust shall receive 100% of such net asset value.

(b)	All orders received by JNLD and transmitted to the Trust shall be subject to acceptance and confirmation by the Trust.

6.	Distribution Plan.

(a)
As used herein, the term “12b-1 Fee” refers to a charge against Fund Class A Share assets, as authorized under the Distribution Plan, to finance distribution and related services of Class A Shares, as described in the Distribution Plan.

(b)
In accordance with the terms of the Distribution Plan, JNLD shall provide distribution and related services of the types contemplated under the Distribution Plan and reviewed from time to time by the Board of Trustees with respect to the Class A Shares of the Funds shown on Schedule A hereto, and may arrange for and compensate others for providing or assisting in providing such services, as described in the Distribution Plan (collectively, the “Services”).  The Trust, on behalf of each Fund that is subject to the 12b-1 Fee as shown on Schedule A, shall pay to the Distributor, as compensation for the Services, a 12b-1 Fee at a rate per annum of the average daily net assets attributable to the Class A Shares, as shown on Schedule A hereto.  Each Fund’s Class A Shares shall bear exclusively its own costs of such payments.  Such 12b-1 Fee shall be calculated and accrued daily and paid within forty-five (45) days of the end of each month.  No additional compensation or reimbursement for expenses shall be provided by the Trust with respect to expenses incurred in providing the Services.

7.	Reservation of Right Not to Sell. The Trust reserves the right to refuse at any time or times to sell any of its Shares for any reason deemed adequate by it.

8.
Terms and Conditions of Sales.  Shares shall be offered for sale only in those jurisdictions where they have been properly registered or are exempt from registration, and only to those groups of people which the Board of Trustees may from time to time determine to be eligible to purchase such Shares.

9
Purchases for JNLD’s Own Account.  JNLD shall not purchase Trust Shares for JNLD’s own account for purposes of resale to the public, but JNLD may purchase Shares for JNLD’s own investment account upon JNLD’s written assurance that the purchase is for investment purposes and that the Shares will not be resold except through redemption by the Trust.

10.	Construction of Agreement.

(a)
No provision of this Agreement is intended to or shall be construed as protecting JNLD against any liability to the Trust or to the Trust’s security holders to which JNLD would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement.

(b)
Terms or words used in the Agreement, which also occur in the Declaration of Trust or Bylaws of the Trust, shall have the same meaning herein as given to such terms or words in the Declaration of Trust or Bylaws of the Trust.

11.
Conduct of Business.  Other than the Trust’s currently effective prospectus(es), JNLD shall not issue any sales material or statements except literature or advertising which conforms to the requirements of federal and state securities laws and regulations and which have been filed, where necessary, with the appropriate regulatory authorities.

JNLD shall comply, and shall require each dealer with whom JNLD has entered into a dealer agreement with, to comply, with the applicable federal and state laws and regulations where Trust Shares are offered, directly or indirectly, for sale, and shall conduct JNLD’s affairs with the Trust and with dealers, brokers or investors in accordance with FINRA Conduct Rules. JNLD shall assume responsibility for the review, and clearance, of all advertisements and sales literature on behalf of the Trust.

12.
Effective Date And Termination of This Agreement.  This Agreement will become effective as to the Trust upon execution, and shall, unless terminated as provided herein, continue in force for two (2) years from that date.  With regard to any Fund added to the Trust by execution of an Addendum to Schedule A, the term of this Agreement shall begin on the date of such execution.  Thereafter, if not terminated as to a Fund, this Agreement will continue as to a Fund from year to year, provided that such continuation is specifically approved at least annually (i) by the Board of Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund with respect to which renewal is to be effected, and (ii) by a majority of the non-interested Trustees by a vote cast in person at a meeting called for the purpose of voting on such renewal.  Any approval of this Agreement or the renewal thereof with respect to a Fund by the vote of a majority of the outstanding voting securities of that Fund, or by the Board of Trustees which shall include a majority of the non-interested Trustees, shall be effective to continue this Agreement with respect to that Fund notwithstanding (a) that this Agreement or the renewal thereof has not been so approved as to any other Fund, or (b) that this Agreement or the renewal thereof has not been so approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.  However, the addition or deletion of a Fund reflecting changes that have been formally approved by resolution by the Board of Trustees will not require approval of an amendment to this Agreement by the Board of Trustees.

This Agreement may be terminated at any time by the Trust or with respect to a particular Fund, such Fund, without the payment of any penalty by giving JNLD at least sixty (60) days’ previous written notice of such intention to terminate.  This Agreement may be terminated by JNLD at any time by giving the Trust at least sixty (60) days’ previous written notice of such intention to terminate. Sections 15 and 24 herein shall survive the termination of this Agreement.

13.
Assignment. This Agreement shall terminate automatically in the event of its assignment.  As used in the preceding sentence, the word “assignment” shall have the meaning set forth in Section 2(a)(4) of the 1940 Act.

14.
Notices. Notices of any kind to be given to JNLD by the Trust shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to One Corporate Way, Lansing, Michigan 48951, or at such other address or to such individual as shall be specified by JNLD to the Trust. Notices of any kind to be given to the Trust shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to One Corporate Way, Lansing, Michigan 48951 or at such other address or to such individual as shall be specified by the Trust.

15.
Confidentiality. Both parties agree to keep confidential all information (whether written or oral), ideas, techniques, and materials supplied by the other party, and shall not distribute the same to any other parties, at any time, except with the express written consent of the other party. Both parties agree to discontinue use of and destroy, where applicable, all information, ideas, techniques, and materials supplied by the other party upon termination of this Agreement. Both parties acknowledge that certain information made available to the other party may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act or other federal and state privacy laws and the regulations promulgated thereunder (collectively, “Privacy Laws”). Both parties hereby agree: (a) not to disclose or use such information except as required to carry out its duties under this Agreement or as otherwise permitted by the Privacy Laws; (b) to establish and maintain procedures reasonably designed to insure the security and privacy of all such information; and (c) to cooperate with the other party and provide reasonable assistance in ensuring compliance of such Privacy Laws to the extent applicable to either party.

16.
Non-Exclusivity. The services of JNLD to the Trust under this Agreement are not to be deemed exclusive, and JNLD shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

17.
Reports. JNLD shall prepare reports for the Board of Trustees on a quarterly basis or more frequent basis showing such information as shall be reasonably requested by the Board of Trustees from time to time.

18.
Independent Contractor. JNLD shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way other than as specifically set forth herein. It is understood and agreed that JNLD, by separate agreement with the Trust, may also serve the Trust in other capacities.

19.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

20.
Governing Law. This Agreement shall be governed by the laws of Illinois, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Exchange Act, the Securities Act, or any rule or order of the SEC or any national or regional self-regulatory organization, such as FINRA.

21.
Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

22.
AML Program.    The Trust is required pursuant to section 352 of the USA PATRIOT ACT and regulations of the Department of Treasury thereunder to develop and implement an anti-money laundering compliance program (“AML Program”) reasonably designed to prevent the Trust being used to launder money or finance terrorist activities, including achieving and monitoring compliance with the applicable requirements of the Bank Secrecy Act, as amended, and implementing regulations of the Department of Treasury.  The Trust has no employees and does not itself conduct any operations relating to transactions with shareholders that could be the subject of an AML Program, and conducts such operations solely through its affiliated principal underwriter, JNLD.  JNLD is itself subject to the requirement under section 352 of the USA PATRIOT ACT to develop and implement an AML Program, and JNLD has provided copies of its written policy to the Trust.

JNLD agrees to implement and operate an AML Program on behalf of the Trust (the “Trust AML Program”) as such Program pertains to shareholder transactions effected through services provided by JNLD.  JNLD agrees that the Trust AML Program will be reasonably designed to prevent the Trust from being used for money laundering or the financing of terrorist activities and to achieve and monitor compliance with the applicable requirements of the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.) and the implementing regulations of the Department of Treasury, including a Customer Identification Program. JNLD represents that in addition to its obligations to the Trust pursuant to this Agreement it has established and will maintain a written AML Program as required by FINRA Conduct Rule 3310.

JNLD agrees to maintain and preserve reasonable records pertaining to the implementation and operation of the Trust AML Program. JNLD consents, upon reasonable notice, (a) to make information and records regarding the operation of the Trust AML Program available to the SEC for review and (b) to make the Trust AML Program available for inspection by the SEC and to any other regulatory agency with jurisdiction over such programs.

23.
Miscellaneous.  As used herein, the terms “net asset value,” “offering price,” “investment company,” “open-end investment company,” “principal underwriter,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings set forth in the Securities Act or the 1940 Act and the Rules and Regulations thereunder and the term “assignment” shall have the meaning as set forth in the 1940 Act and the Rules and Regulations thereunder.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees, and is not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

24.
Indemnification.  JNLD, its officers, directors, employees, agents or affiliates will not be subject to any liability to Trust or its trustees, officers, employees, agents or affiliates for any error of judgment or mistake of law or for any loss suffered by the Trust, any shareholder of the Trust, either in connection with the performance of JNLD’s duties under this Agreement or its failure to perform due to events beyond the reasonable control of JNLD or its agents, except for a loss resulting from JNLD’s willful misfeasance, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

In Witness Whereof, the parties hereto have caused this Amendment to be executed as of June 22, 2017, effective as of July 1, 2017.

Attest:		JNL Investors Series Trust

By:	/s/ Norma M. Mendez	By:	/s/ Kristen K. Leeman
	Norma M. Mendez	Name:	Kristen K. Leeman
		Title:	Assistant Secretary

Attest:		Jackson National Life Distributors LLC

By:	/s/ Kiana Rogers	By:	/s/ Alison Reed
	Kiana Rogers	Name:	Alison Reed
		Title:	EVP JNLD Operations

Schedule A
Dated July 1, 2017
Class A 12b-1 Fee Table 11

Class A Shares Fund	Maximum 12b-1 Distribution and Service Fee
JNL/PPM America Low Duration Bond Fund	0.20%

[1] The expenses are calculated as a percentage of the average daily net assets.

A-1